Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Establishes Subsidiary in Japan to Expand Market Penetration of New Radiological Filter,
PH Filter Systems and New Straw; Launches Major PH Marketing and Sales Push in the US and
Canada With Orders To-Date of $76,612

This represents the Consistent Growth by the Company with a Compound Annual Revenue Growth rate of 73.3% between Fiscal Year periods ended February 28, 2008 to 2011

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – December 5, 2011 –Seychelle Environmental Technologies, Inc.  (Seychelle or the “Company”) (OTC Bulletin Board: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made three key announcements today.  First, that it has established a wholly owned subsidiary in Japan called Seychelle-Japan, to capitalize on the growing need for portable water filtration; and to establish a launching pad for three of its new products: its new, improved drinking water straw; and radiological and PH filter systems that will be available in water pitchers, stainless steel and plastic bottles and the new straw.

Carl Palmer, President and CEO said that “we have been carefully studying the Japanese market for the past few months and have decided that we needed to have a major presence in that country. We are negotiating with a company to be our Exclusive Master Distributor for Japan and estimate that we will be selling a complete line of water filtration systems in that market in 30 days.”

Second, that Seychelle has signed up a distributor with worldwide market penetration to distribute the new line of PH portable water filtration products starting initially in the US and Canada. Product launch is anticipated in December of this year with orders of $76,612 to-date. Carl Palmer said that “we are most pleased to be working with one of the foremost distributors in the field of PH ionizers and expect the market to react very favorably to the Seychelle technology incorporated in the PH product line as it provides (a) pure water as the base product and (b) the instant raising of the filtered water alkalinity up to 9.5 or more over a period of time depending on the source water.”

Third, Mr. Palmer said that “with all of Seychelles’s recent growth there has been a need to expand manufacturing and assembly operations. Seychelle has just signed a lease to double existing space near its present facility, and will be operational within the coming week.”  Such growth in facilities is needed to accommodate a compound annual revenue growth rate of 73.3% between fiscal year periods ended February 28, 2008 to 2011.

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks; anything but from salt water. The regular filter works for water from the tap while the standard and advanced filters are needed for outdoor and emergency use; and the new radiological and PH filters are for special needs. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government laboratories in the US and many countries worldwide to EPA/ANSI protocols and NSF Standards 42 and 53.

”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,957,640 outstanding shares of common stock, including a float of approximately 9.5 million shares.  This press release may contain certain forward-looking information about the Company’s business prospects/projections.  These are based upon good-faith current expectations of the Company’s management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The Company assumes no obligation to update the information in this press release.